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ATTACHMENT #1

                  RESOLUTIONS OF ADOPTED BY BOARD OF DIRECTORS OF
                          MERIDIAN INDUSTRIAL TRUST, INC.
                                  January 20, 1998


     RESOLVED, that Section 4.1 of the Company's Bylaws is amended in its entirety as follows:

     4.1. NUMBER AND TENURE. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.